Exhibit 99.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700 F: 617.621.0430
	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Reports Financial Results

for the Third Quarter of 2010

CAMBRIDGE, MA — November 1, 2010 — Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA), a biotechnology company specializing in the characterization and engineering of complex drugs, today announced its financial results for the quarter ended September 30, 2010.

For the third quarter of 2010, the Company reported a net income of $32.1 million, or $0.70 per diluted share, compared with a net loss of $14.6 million, or $0.38 per share, for the same period last year. At September 30, 2010, the Company had cash, cash equivalents, and marketable securities of $65.7 million, compared with $95.7 million at December 31, 2009.

“Momenta reached profitability in the third quarter thanks to a very strong enoxaparin launch by our collaboration partner, Sandoz,” commented Craig A. Wheeler, President and Chief Executive Officer. “For the nine weeks in the quarter that enoxaparin was on the market, Momenta earned $44.2 million in profit share in addition to a $5.0 million milestone payment,” he continued.  “Sales continue to be strong, and because the Sandoz product continues to be the only approved source of generic Lovenox®, Momenta continues to earn a significant profit share on product sales,” Wheeler concluded.

Third Quarter 2010 Financial Results

Revenue for the third quarter of 2010 was $52.0 million, compared to $4.0 million for the same period last year.  The increase in revenue in the current year’s quarter was due to $44.2 million of profit share earned from commercial sales of enoxaparin sodium injection and the $5.0 million regulatory milestone earned upon FDA marketing approval of enoxaparin sodium injection in July of 2010.

Research and development expenses for the third quarter of 2010 were $12.5 million, compared to $12.9 million for the same period last year. The decrease in research and development expenses principally resulted from a decrease in manufacturing, process development and third-party research costs in support of our M356 program.

General and administrative expenses for the third quarter of 2010 totaled $7.3 million, compared with $5.6 million for the same period last year. The increase in general and administrative expenses was due to an increase in royalty and license fees associated with the product revenues of enoxaparin sodium injection and an increase in personnel and related costs primarily due to performance payments made in connection with the regulatory approval of enoxaparin sodium injection.

Quarterly Highlights

•  Approval by FDA and successful launch of enoxaparin sodium injection on July 23, 2010.

•  Ongoing regulatory review of generic Copaxone ANDA; Copaxone patent litigation heading toward trial.

•  Two new patents issued relating to chain mapping of enoxaparin sodium injection.

•  M118 named a Top Ten CV/Metabolic Project to Watch by Windhover Information and the publishers of In Vivo and Startup.

Conference Call Information

Management will host a conference call on Tuesday, November 1, 2010 at 11:00 am EDT to discuss these results and provide an update on the Company.  To access the call, please dial (877) 224-9084 (domestic) or (720) 545-0022 (international) prior to the scheduled conference call time and provide the access code 15660292.  A replay of the call will be available approximately two hours after the call and will be accessible through November 14, 2010.  To access the replay, please dial (800) 642-1687 (domestic) or (706) 645-9291 (international) and provide the access code 15660292.

A live audio webcast of the call will be available on the “Investors” section of the Company’s website, www.momentapharma.com.  Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Momenta website approximately two hours after the call and will be available through November 14, 2010.

About Momenta

Momenta Pharmaceuticals is a biotechnology company, headquartered in Cambridge, MA, specializing in the detailed structural analysis of complex mixture drugs. Momenta is applying its technology to the development of generic versions of complex drug products, as well as to the discovery and development of novel drugs.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Forward Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including our beliefs regarding the potential sales of enoxaparin sodium injection, revenue associated with enoxaparin sodium injection, the Copaxone litigation with Teva, and the development and commercialization opportunity for our development product candidates, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “hope,” “target,” “project,” “goals,” “potential,” “predict,” “might,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors referred to in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010   filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Momenta from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. Momenta is providing the information in this press release as of this date and assumes no obligation to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	As of September 30, 2010	As of December 31, 2009
Assets
Cash and marketable securities	$65,686	$95,650
Accounts receivable	44,188	—
Restricted cash	1,778	1,778
Other assets	16,496	21,023
Total assets	$128,148	$118,451
Liabilities and Stockholders’ Equity
Current liabilities	$13,486	$16,340
Other liabilities	4,431	7,949
Stockholders’ equity	110,231	94,162
Total liabilities and stockholders’ equity	$128,148	$118,451

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Statement of Operations

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Collaboration revenues:
Product revenues	$44,188	$—	$44,188	$—
Research and development revenues	7,773	4,008	14,258	14,603
Total revenues	51,961	4,008	58,446	14,603
Operating expenses:
Research and development*	12,488	12,912	36,521	46,380
General and administrative*	7,325	5,633	20,759	17,743
Total operating expenses	19,813	18,545	57,280	64,123

Operating income (loss)	32,148	(14,537)	1,166	(49,520)

Other income (expense):
Interest income	46	131	132	748
Interest expense	(74)	(136)	(266)	(447)
Other expense	—	(104)	—	(104)
Total other income (expense)	(28)	(109)	(134)	197

Net income (loss)	$32,120	$(14,646)	$1,032	$(49,323)

Net income (loss) per share:
Basic	$0.72	$(0.38)	$0.02	$(1.27)
Diluted	$0.70	$(0.38)	$0.02	$(1.27)

Weighted average shares outstanding:
Basic	44,719	39,014	44,183	38,855
Diluted	46,032	39,014	45,708	38,855

*Includes the following share-based compensation expense:
Research and development	$808	$1,117	$3,291	$3,305
General and administrative	$1,392	$1,568	$5,462	$4,935

Contact:

Beverly Holley

Momenta Pharmaceuticals, Inc.

bholley@momentapharma.com

617-395-5189

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